Exhibit 12


GTE SOUTH INCORPORATED

STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)


                                                                Years Ended December 31,
                                           --------------------------------------------------------------------
                                             1995        1994      1993(a)       1993        1992       1991
                                           ---------   ---------   ---------   ----------  ---------  ---------
Net earnings available for fixed
charges:
  Income before extraordinary charges      $ 202,599   $ 129,187   $ 205,898   $  99,735   $ 195,090  $ 162,857
  Add - Income taxes                         121,897      77,308     151,757      85,712     108,869     76,718
       - Fixed charges                        64,164      66,105      99,716      99,716     100,382    101,997
                                           ---------   ---------   ---------   ----------  ---------  ---------

Adjusted earnings:                         $ 388,660   $ 272,600   $ 457,371   $ 285,163   $ 404,341   $341,572
                                           =========   =========   =========   =========   =========   ========
Fixed charges:
  Interest expense                         $  58,553   $  60,038    $ 92,822   $  92,822   $  93,731   $ 94,642
  Portion of rent expense
     representing interest                     5,611       6,067       6,894       6,894       6,651      7,355
                                           ---------   ---------   ---------   ----------  ---------  ---------

Adjusted fixed charges:                    $  64,164   $  66,105    $ 99,716   $  99,716   $ 100,382   $101,997
                                           =========   =========   =========   =========   =========   ========

RATIO OF EARNINGS TO FIXED
  CHARGES:                                      6.06        4.12        4.59        2.86        4.03       3.35


(a) Results for 1993 exclude an after-tax restructuring charge of approximately $100 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $6 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.